Registration Statement No. 333-199784

Filed pursuant to Rule 424(b)(3)

Amendment dated August 2, 2016 to

Pricing Supplement No. 2, dated November 12, 2014 and Pricing Supplement No. 5, dated November 13, 2014 to Prospectus Supplement and Prospectus each dated November 3, 2014 and Prospectus Addendum dated January 28, 2016 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 6, 2016 and August 2, 2016:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,400,000	26.248%	$367,472	July 8, 2016
$2,000,000	26.248%	$524,960	July 8, 2016
$600,000	24.935%	$149,610	July 11, 2016
$1,000,000	24.935%	$249,350	July 11, 2016
$5,000,000	25.304%	$1,265,200	July 12, 2016
$500,000	24.268%	$121,340	July 13, 2016
$2,100,000	24.098%	$506,058	July 15, 2016
$2,500,000	24.098%	$602,450	July 15, 2016
$16,000,000	24.098%	$3,855,680	July 15, 2016
$5,800,000	25.019%	$1,451,102	July 18, 2016

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between July 6, 2016 and August 2, 2016:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$5,000,000	51.510%	$2,575,500	July 8, 2016
$9,000,000	50.370%	$4,533,300	July 11, 2016
$2,000,000	50.557%	$1,011,140	July 12, 2016
$3,500,000	49.455%	$1,730,925	July 13, 2016
$16,000,000	49.715%	$7,954,400	July 15, 2016

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$72,400,000	37.153%	$26,898,487	$2,708.68(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $20,289.87 that have been paid in respect of the securities covered by pricing supplements No. 2 and No. 5 under the registration statement on Form F-3 (No. 333-199784) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $17,581.19 remain available for future offerings for such pricing supplements described above.